                                                                   EXHIBIT 12(a)


                            BANKBOSTON CORPORATION
        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the nine months ended September 30, 1998 and 1997 and for the five years ended December 31, 1997 were as follows:

                                      Nine Months Ended
                                        September 30,                Years Ended December 31,
                                      -----------------   ------------------------------------------------
(Dollars in millions)
                                        1998      1997      1997      1996      1995      1994      1993
                                      -------   -------   -------   -------   -------   -------   --------
Net income                            $   585   $   645   $   879   $   650   $   678   $   542   $   367
Extraordinary items, net of tax                                                               7
Cumulative effect of changes
  in accounting principles,
  net of tax                                                                                          (24)
Income tax expense                        360       434       589       483       529       422       262
                                      -------   -------   -------   -------   -------   -------   --------
     Pretax earnings                  $   945   $ 1,079   $ 1,468   $ 1,133   $ 1,207   $   971   $   605
                                      =======   =======   =======   =======   =======   =======   ========

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                  $    31   $    29   $    39   $    40   $    38   $    35   $    36

Interest on borrowed funds                884       783     1,050       873     1,079     1,038       384
                                      -------   -------   -------   -------   -------   -------   --------

          Total fixed charges         $   915   $   812   $ 1,089   $   913   $ 1,117   $ 1,073   $   420
                                      =======   =======   =======   =======   =======   =======   ========

Earnings (for ratio calculation)      $ 1,860   $ 1,891   $ 2,557   $ 2,046   $ 2,324   $ 2,044   $ 1,025
                                      =======   =======   =======   =======   =======   =======   ========

Total fixed charges                   $   915   $   812   $ 1,089   $   913   $ 1,117   $ 1,073   $   420
                                      =======   =======   =======   =======   =======   =======   ========
Ratio of earnings to fixed
   charges                               2.03      2.33      2.35      2.24      2.08      1.90      2.44
                                      =======   =======   =======   =======   =======   =======   ========

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.